Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6697

Media Inquiries:
Jon Secrest
VP, Marketing
612-436-6049

Eschelon Telecom, Inc. Announces First Quarter
2007 Operating Results

Highlights for Q1 2007:

•            Record number of lines sold

•            Record line installations

•            Record lines in service

•            Solid customer line churn results

•            34% year over year revenue growth

•            48% year over year adjusted EBITDA growth

•            Announced agreement to be acquired by Integra Telecom, Inc.

Minneapolis, MN — May 4, 2007 (NASDAQ: ESCH): Eschelon Telecom, Inc., a provider of integrated communications services to small and medium sized businesses in the western United States, today announced results for the quarter ended March 31, 2007.

“We had a strong start to 2007; we continue to meet or exceed our financial and operating targets,” stated Richard A. Smith, Eschelon’s President and Chief Executive Officer. “We are seeing the results from the investments we made last year in the expansion of our sales force, new products and synergies from acquired companies. These have proven to be prudent investments allowing us to grow revenue, EBITDA and net income.

“We had some great operational successes in the first quarter as well,” continued Smith. “We opened our West Coast Customer Operations Center in Salem, Oregon providing geographic diversity to our customer operations and we completed a complex system integration project that will greatly improve the speed and efficiency of the new order fulfillment process. We also completed the integrations of both the Oregon Telecom and Tel West customer bases and on May 1, 2007, we closed the UNICOM transaction right on schedule. I’m very proud of the Eschelon team of associates and what we have accomplished.”

The following table highlights financial and operating results (dollars in thousands, except per unit amounts):

	1Q 2007	4Q 2006	1Q 2006
Total Revenue	$80,307	76,744	$59,726
Total Gross Profit *	$47,142	$44,517	$34,410
Total Gross Margin (%) *	59%	58%	58%
Adjusted EBITDA	$17,793	$16,008	$12,057
Net Income (Loss)	$22	$10	$(1,583)
Capital Expenditures	$17,707	$21,254	$9,021
Cash and Investments (at end of period)	$26,503	$39,467	$75,268

Voice Lines In Service (at end of period)	370,525	363,375	273,449
Data Lines In Service (at end of period)	256,972	234,954	154,072
Total Lines In Service (at end of period)	627,497	598,329	427,521
Lines On-Net (%) (at end of period)	86.0%	85.0%	87.1%
Lines Sold	45,582	44,471	30,740
Average Monthly Line Churn (%)	1.27%	1.03%	1.56%
Average Network Revenue per Line per Month	$39.24	$39.77	$41.61

Total Employees (at end of period)	1,393	1,385	1,100
Quota-Carrying Network Service Salespeople (at end of period)	277	265	205

*                    Gross profit is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue.

Total revenues for the first quarter of 2007 were $80.3 million, an increase of $3.6 million from the fourth quarter of 2006 and an increase of $20.6 million from the first quarter of 2006. The increases were primarily due to the inclusion of the companies acquired during 2006 and access line growth.

Gross profit for the first quarter of 2007 was $47.1 million, an increase of $2.6 million from the fourth quarter of 2006 and an increase of $12.7 million from the first quarter of 2006. The increases were primarily due to the inclusion of the companies acquired during 2006 and access line growth.

Gross profit as presented is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue. Gross profit is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with generally accepted accounting principles (“GAAP”) in the United States. Management uses this definition of gross profit as a measure of operating performance. Below is a schedule reconciling reported GAAP operating income to gross profit as presented.

Eschelon Telecom, Inc.
Consolidated Operating Income to Gross Profit Reconciliation

(In Thousands)

	1Q 2007	4Q 2006	1Q 2006
Operating Income	$5,407	$4,032	$1,535
Sales, general and administrative expense	29,899	29,048	22,699
Depreciation and amortization expense	11,836	11,437	10,176
Gross Profit	$47,142	$44,517	$34,410

Sales, general and administrative expenses for the first quarter of 2007 were $29.9 million, an increase of $0.9 million from the fourth quarter of 2006 and an increase of $7.2 million from the first quarter of 2006. The increase from 2006 was primarily due to the inclusion of companies acquired during 2006 and an increase in costs associated with the sales force expansion. The increase from the fourth quarter was primarily due to the inclusion of OneEighty Communications and Mountain Telecommunications for a full quarter in 2007.

Adjusted EBITDA for the first quarter of 2007 was $17.8 million, an increase of $1.8 million from the fourth quarter of 2006 and an increase of $5.7 million from the first quarter of 2006. Adjusted EBITDA is a non-GAAP measure. Below is a schedule reconciling reported GAAP net income (loss) to EBITDA and Adjusted EBITDA.

Eschelon Telecom, Inc.
Consolidated Net Income (Loss) to EBITDA and Adjusted EBITDA Reconciliation

(In Thousands)

	1Q 2007	4Q 2006	1Q 2006
Net Income (Loss)	$22	$10	$(1,583)
Interest expense, net	4,382	4,011	3,167
Depreciation and amortization	11,836	11,437	10,176
EBITDA	16,240	15,458	11,760
Share-based compensation expense	550	538	346
Loss (gain) on disposal of assets	(5)	2	29
Loss (gain) on sale of available-for-sale securities	—	19	(78)
Other (income) expense, net	1,008	(9)	—
Adjusted EBITDA	$17,793	$16,008	$12,057

Capital expenditures for the first quarter of 2007 were $17.7 million, a decrease of $3.5 million from the fourth quarter of 2006 and an increase of $8.7 million from the first quarter of 2006. Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases. The primary drivers for the increase from first quarter of 2006 are the collocation expansion and line/customer growth.

Net income for the first quarter of 2007 was $0.02 million, an increase of $0.01 million from the fourth quarter of 2006 and an increase of $1.6 million compared to a net loss of $1.6 million in the first quarter of 2006. The improvement from the first quarter of 2006 was primarily due to the inclusion of the companies acquired during 2006 and higher access lines in service. Net income for the first quarter of 2007 compared to the fourth of 2006 was relatively flat. First quarter operating income increased by $1.4 million from the previous quarter however, the company incurred approximately $1.0 million of expenses related to the pending merger with Integra Telecom announced on March 20, 2007. Interest income was also lower in the first quarter due to the lower level of available-for-sale securities.

Cash, restricted cash and available-for-sale securities at March 31, 2007 were $26.5 million, a decrease of $13.0 million from December 31, 2006. The decrease is primarily due to the $6.5 million semi-annual senior note interest payment in March, $1.9 million of costs related to acquiring Tel West lines, escrowing $3.5 million for the acquisition of UNICOM and paying $1.0 million in costs related to the pending merger with Integra.

Supplemental Information

Supplemental information with additional detail for the quarter ended March 31, 2007 as well as 2007 guidance is available on Eschelon’s web site at www.eschelon.com.

Investor Call

Management is holding an investor conference call today, May 4, 2007 at 10:00 a.m. (CT) to discuss quarterly results. Investors are invited to participate by dialing (800) 218-8862. A replay will be available through May 11, 2007 by dialing (800) 405-2236 (pass code 11088692#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 52 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,470 telecommunications/Internet professionals, serves over 65,000 business customers and has approximately 655,000 access lines in service throughout its markets in Arizona, California, Colorado, Minnesota, Montana, Nevada, Oregon, Utah and Washington. For more information, please visit our web site at www.eschelon.com.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, difficulties inherent in making and integrating acquisitions, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.
Unaudited Consolidated Statements of Operations
(Dollars In Thousands, Except per Share Amounts)

	1Q 2007	4Q 2006	1Q 2006
Revenue:
Network services	$72,754	$68,624	$52,785
Business telephone systems	7,553	8,120	6,941
Total revenue	80,307	76,744	59,726

Costs and expenses:
Network services expense (excluding depreciation and amortization)	28,541	27,386	20,763
Business telephone systems cost of revenue	4,624	4,841	4,553
Sales, general and administrative	29,899	29,048	22,699
Depreciation and amortization	11,836	11,437	10,176
Operating income	5,407	4,032	1,535

Other income (expense):
Interest income	391	691	233
Interest expense	(4,773)	(4,702)	(3,400)
Other income (expense), net	(1,003)	(11)	49
Income (loss) before taxes	22	10	(1,583)
Income taxes	—	—	—
Net income (loss)	$22	$10	$(1,583)

Net income (loss) per share:
Basic and diluted	$0.00	$0.00	$(0.11)

Weighted average shares outstanding:
Basic	17,648,167	17,568,620	14,680,783
Diluted	18,320,919	18,155,609	14,680,783

Eschelon Telecom, Inc.
Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$21,155	$21,146
Restricted cash	650	1,224
Available-for-sale securities	4,698	17,097
Accounts receivable, net	27,232	27,592
Other receivables	4,737	4,025
Inventories	3,322	3,552
Prepaid expenses	6,955	2,314
Total current assets	68,749	76,950

Property and equipment, net	149,385	145,785

Other assets	1,528	2,185
Goodwill	59,670	59,670
Intangible assets, net	47,870	45,931
Total assets	$327,202	$330,521

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,564	$17,641
Accrued telecommunication costs	3,870	5,730
Accrued office rent	2,471	2,521
Accrued interest expense	601	3,829
Other accrued expenses	7,660	7,433
Deferred revenue	10,337	10,109
Accrued compensation expenses	5,700	4,174
Capital lease obligations, current maturities	2,334	3,131
Total current liabilities	49,537	54,568

Long-term liabilities:
Other long-term liabilities	1,256	1,262
Capital lease obligations, less current maturities	2,215	2,201
Notes payable	141,951	141,040
Total liabilities	194,959	199,071

Stockholders’ equity:
Common stock	177	176
Additional paid-in capital	289,871	289,101
Accumulated other comprehensive income	—	—
Accumulated deficit	(157,805)	(157,827)
Total stockholders’ equity	132,243	131,450
Total liabilities and stockholders’ equity	$327,202	$330,521

Eschelon Telecom, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Three months ended
	March 31,
	2007	2006
Operating activities
Net income (loss)	$22	$(1,583)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	11,836	10,176
Provision for bad debt expense	265	275
Non-cash interest expense, net of non-cash interest income	1,220	916
Non-cash shared-based compensation expense	550	346
Other non-cash items	(5)	(49)
Changes in operating assets and liabilities:
Accounts receivable	95	961
Inventories	230	(331)
Prepaid expenses and other assets	(4,696)	(1,416)
Accounts payable and accrued expenses	(5,987)	(1,775)
Deferred revenue	228	11
Accrued compensation expense	1,526	737
Net cash provided by operating activities	5,284	8,268

Investing activities
Purchases of available-for-sale securities	(3,750)	—
Proceeds from sales of available-for-sale securities	16,150	4,000
Purchases of property and equipment	(11,152)	(5,360)
Cash paid for customer installation costs	(6,521)	(3,640)
Proceeds from sales of assets	9	28
Decrease in restricted cash	574	103
Net cash used in investing activities	(4,690)	(4,869)

Financing activities
Proceeds from issuance of notes payable	—	45,600
Payments made on notes and capital lease obligations	(806)	(638)
Proceeds from issuance of stock, net of fees	221	153
Increase in debt issuance costs	—	(996)
Net cash (used in) provided by financing activities	(585)	44,119

Net increase in cash and cash equivalents	9	47,518
Cash and cash equivalents at beginning of period	21,146	26,062
Cash and cash equivalents at end of period	$21,155	$73,580

Supplemental cash flow information
Cash paid for interest	$3,552	$2,485

Supplemental non-cash activities
Equipment purchases under capital leases	$34	$21